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                     October 13, 2022

       Farzana Khaleel
       Executive Vice President, Chief Financial Officer and Treasurer CBL & ASSOCIATES PROPERTIES INC
       2030 Hamilton Place Blvd., Suite 500
       Chattanooga, TN 37421-6000

                                                        Re: CBL & ASSOCIATES
PROPERTIES INC
                                                            Form 10-K for the
year ended December 31, 2021
                                                            File No. 001-12494

       Dear Farzana Khaleel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction